INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-98705 and Registration Statement No. 333-440098 on Forms S-8 of Interchange Financial Services Corporation (the "Company") of our report dated January 22, 2003, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

New York, New York
March 21, 2003